Exhibit 10.1

EXECUTION VERSION

Date:	February 28, 2017

To:	HCI Group, Inc. (“Counterparty”)

From:	Société Générale (“Dealer”)

Subject:	Share Forward Transaction Confirmation

Ref. #

The purpose of this confirmation (this “Confirmation”) is to set forth certain terms and conditions of the Share Forward Transaction (the “Transaction”) entered into between Counterparty and Dealer on the Trade Date. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (the “ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of March 3, 2017, between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”) relating to the $125,000,000 aggregate principal amount of 4.25% convertible notes due 2037 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. References herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 4(b).

1.    This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 28, 2017
Effective Date:	March 3, 2017, subject to cancellation of the Transaction as provided in Section 4(b) below.

Shares:	The common stock, no par value, of HCI Group, Inc. (the “Issuer”) (Exchange symbol “HCI”).

Exchange:	New York Stock Exchange.

Related Exchange:	All Exchanges.

Valuation:

Seller:	Dealer.

Buyer:	Counterparty.

Forward Price:	USD49.19

Prepayment:	Applicable.

Prepayment Amount:	USD9,400,209.00 (The Forward Price multiplied by the initial Number of Shares)

Prepayment Date:	The Effective Date; provided that no cancellation of this Transaction has occurred as provided in Section 4(b) below.

Variable Obligation:	Not Applicable.

Number of Shares:	191,100 Shares, as reduced from time to time following settlement on each Settlement Date by the Daily Number of Shares for such Settlement Date.

Daily Number of Shares:	(a) For any Settlement Date occurring prior to the first day of the Settlement Period, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Settlement Dates”) and (b) for each Settlement Date occurring on or after the first day of the Settlement Period, the Number of Shares as of the first day of the Settlement Period divided by 10, rounded down to the nearest whole number (with any reduction in the Daily Number of Shares due to rounding being allocated to the final Settlement Date); provided that (i) if a Market Disruption Event occurs on any Exchange Business Day in the Settlement Reference Period, the Calculation Agent may determine that such Exchange Business Day is a Disrupted Day only in part, in which case the Calculation Agent will reduce the Daily Number of Shares for the related Settlement Date and shall designate one or more Settlement Dates at the end of the Settlement Period as the Settlement Date(s) for the remaining Daily Number of Shares, (ii) Dealer may increase the Daily Number of Shares on any Settlement Date during the Settlement Period by delivery of a Settlement Notice specifying the additional Daily Number of Shares for such Settlement Date to Counterparty, in which case the Daily Number of Shares for each remaining Settlement Date shall be reduced on a pro rata basis and (iii) the aggregate of the Daily Number of Shares for all Settlement Dates shall equal the initial Number of Shares; and provided further that, if the final Settlement Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, then, subject to Section 4(e) hereof, the Final Disruption Date shall be considered the final Settlement Date. “Final Disruption Date” means March 17, 2022.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (a) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation

Time, as the case may be,” and inserting the words “at any time on any Scheduled Trading Day during the Settlement Reference Period”, and (b) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that a Disrupted Day occurs during the Settlement Reference Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Reference Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included in the Settlement Reference Period or (ii) such Disrupted Day is a Disrupted Day only in part. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full. In the event that Dealer concludes, in its commercially reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) or due to a material decrease in trading volume for the Shares, for it (or its affiliate) to refrain from or decrease any hedging or hedge unwind activity on any Scheduled Trading Day during the Settlement Reference Period, Dealer may by written notice to Counterparty deem such day to be a Disrupted Day in whole or in part.

Regulatory Disruption:	Any event that Dealer, in its commercially reasonable discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) or due to a material decrease in trading volume for the Shares for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Date(s) affected by it. Dealer shall subsequently notify Counterparty in writing on the Scheduled Trading Day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity. Dealer shall not be required to communicate to Counterparty the reason for Dealer’s exercise of its rights pursuant to this provision if Dealer reasonably determines in good faith and upon the advice of counsel that disclosing such reason could reasonably be expected to result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2 of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Settlement Date on such Settlement Date. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Settlement Dates:	(a) Any Clearance System Business Day designated by Dealer as a Settlement Date following the Effective Date in a written notice (a “Settlement Notice”) that is delivered to Counterparty, specifying the Daily Number of Shares for such Settlement Date and (b) each Clearance System Business Day that is one Settlement Cycle following each Exchange Business Day in the Settlement Reference Period that is not a Disrupted Day in full (clause (b), the “Settlement Period”).

Settlement Reference Period:	The period beginning with, and including, February 22, 2022 (or, if such date is not an Exchange Business Day, the next following Exchange Business Day) and ending with, and including, the 10th Exchange Business Day thereafter; provided that the Settlement Reference Period shall be extended by one Exchange Business Day for each Exchange Business Day therein that is a Disrupted Day (in whole or in part).

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the relevant Dividend Amount on each Dividend Payment Date.

Dividend Amount:	(a) 100% of any cash dividend or distribution per Share declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the Number of Shares on such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date that is five Exchange Business Days after the date on which the relevant Dividend Amount is paid or distributed by the Issuer to shareholders of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in the event of any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:	In addition to, and without limitation of, Section 12.2 of the Equity Definitions, if, in connection with any Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the counterparty to the Transaction following such Merger Event will not be a corporation or will not be the Issuer of the relevant Shares following such Merger Event (after giving effect to the provisions of this Confirmation in respect thereof, as determined by the Calculation Agent), then Cancellation and Payment may apply at Dealer’s sole election.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, as determined by Dealer in its sole discretion.

Share-for-Combined:	Component Adjustment or Cancellation and Payment, as determined by Dealer in its sole discretion.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Tender Offer:	Applicable.

Consequences of Tender Offer:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined
Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	Dealer.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) replacing the word “Shares” with “Hedge Positions”, and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable; provided that Section 12.9(a)(iii) of the Equity Definitions is hereby amended by adding the words “, if such failure is not remedied on or before the 30th (thirtieth) Clearance System Business Day following the Settlement Date” at the end thereof; provided, further, that, for the avoidance of doubt, any Failure to Deliver caused in whole or in part, directly or indirectly, by an event or events that would constitute a Hedging Disruption if occurring on or prior to the Final Maturity Date shall be treated as a Hedging Disruption for all purposes hereunder.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that for purposes of this Confirmation (1) Section 12.9(a)(v) of the Equity Definitions is hereby amended by immediately following the word “Transaction” in the fourth line thereof, adding the phrase “in the manner contemplated on the Trade Date” and (2) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that for purposes of this Confirmation (1) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by (x) in the second and seventh lines thereof, deleting the word “materially” and (y) immediately following the word “Transaction” in the sixth line thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (2) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (x) replacing the comma immediately preceding “(B)” in the seventh line thereof with the word “or”, (y) deleting clause (C) thereof, and (z) replacing the words “either party” in the twelfth line thereof with the words “the Hedging Party”.

Hedging Party:	Dealer, for all applicable Additional Disruption Events.

ISDA Termination Events:	Upon the occurrence and during the continuance of an Event of Default or Termination Event with respect to the Transaction, Dealer may elect, by written notice to Counterparty prior to the related Early Termination Date, to treat such Early Termination Date as a Valuation Date with respect to the Transaction to which Physical Settlement applies for the remaining Number of Shares for the Transaction.

The Calculation Agent shall adjust the payment due from Counterparty for any interest breakage costs in connection with such deemed Valuation Date.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Account Details:

Account for payment to Counterparty:	To be advised.

Account for payment to Dealer:	To be advised.

Address for notices to Counterparty:	HCI Group, Inc.
5300 West Cypress Street, Suite 100
Tampa, Florida 33607
Attention: General Counsel

Address for notices to Dealer:	Société Générale
c/o SG Americas Securities, LLC
245 Park Avenue
New York, NY 10167
Attn: Sanjay Garg
Telephone: (212) 278 5187
Facsimile: (212) 278 5624

with a copy to:

Société Générale
c/o SG Americas Securities, LLC
245 Park Avenue
New York, NY 10167
Attn: Rafal A. Nowak
Telephone: (212) 278 7831
Facsimile: (212) 278 7365
Other Terms:

Calculation Agent:	Dealer; provided that, upon receipt of a written request from Counterparty, the Calculation Agent shall use good faith efforts to provide to Counterparty, within three (3) Exchange Business Days from the receipt of such request, a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).

3.    Representations, Warranties, Acknowledgments and Agreements. Counterparty represents and warrants to, and agrees with, Dealer that each of the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement (the “Purchase Agreement”), dated as of February 28, 2017, between Counterparty and JMP Securities LLC, as the initial purchaser party thereto (the “Initial Purchaser”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Furthermore, in addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(a)	Accredited Investor and Qualified Institutional Buyer. Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act.

(b)	Rule 13e-1. The purchase of Shares by Counterparty from Dealer pursuant to, and Counterparty’s entry into, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as it relates to Counterparty and its affiliates.

(c)	Board Authorization. The Transaction is being entered into pursuant to a publicly disclosed share buy-back program and the board of directors of Counterparty has approved the use of the Transaction to effect the Share buy-back program. On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(d)

No conflicts. Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or bylaws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(e)	Investment Company. Counterparty is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Reporting. Counterparty shall report the Transaction to the extent required under the Exchange Act and the rules and regulations thereunder.

(g)	Solvency. As of the Trade Date and the Prepayment Date, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation. On the Effective Date, Counterparty shall deliver to Dealer a solvency certificate with respect to Dealer signed by an authorized officer of Counterparty certifying the solvency of Counterparty as of the Trade Date and as of the Effective Date (after giving effect to Counterparty’s payment of amounts required to be paid by Counterparty on such date under the Transaction and the other transactions described under “Use of Proceeds” in the offering memorandum related to the offering of the Convertible Notes), which solvency certificate is reasonably satisfactory to Dealer.

(h)	Deposit Insurance. Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(i)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to matters set forth in Section 3(a) of the Agreement; provided that such opinion of counsel may contain customary assumptions, exceptions and qualifications, including without limitation exceptions or qualifications relating to indemnification provisions.

(j)	Rule 10b5-1; No Material, Non-Public Information. Counterparty intends for this Confirmation to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1). Counterparty acknowledges and agrees that Dealer (or its designated affiliate) may purchase or sell Shares to hedge, or unwind its hedge of, its obligations under the Transaction and that such purchases or sales will be conducted independently of Counterparty. Counterparty agrees that the timing, quantities, prices and manner of such purchases or sales by Dealer (or its designated affiliate) (including without limitation whether such purchases or sales are made on any securities exchange or privately) and any such election shall be within the absolute discretion of Dealer (or its designated affiliate). Counterparty represents and warrants that, on the Trade Date, Counterparty is not aware of any material nonpublic information with respect to the Shares or the business, operations or prospects of the Issuer and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(k)	Regulation M. On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M (“Regulation M”) under the Exchange Act, and Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, of Shares or such securities, other than a distribution meeting the requirements of the exceptions set forth in either sections 101(b)(10) and 102(b)(7) of Regulation M or section 102(c) of Regulation M, on any Settlement Date(s) (including the periods and dates described under “Staggered Settlement” and “Right to Extend”).

(l)	No Manipulation. Counterparty is not entering into this Confirmation to (i) create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), or (ii) facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares), in each case in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(m)	Rule 10b-18. Counterparty agrees that neither it nor any “affiliated purchaser” of it (as such term is defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall, without Dealer’s prior written consent, purchase, or enter into any derivative transaction that would reasonably be expected to lead to any purchase of, any Shares during the term of the Transaction and represents that neither it nor any “affiliated purchaser” of it has made any purchases of blocks pursuant to the one block per week proviso in Rule 10b18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) the calendar week in which the Trade Date falls. The foregoing shall not (1) limit Counterparty’s ability, pursuant to its equity compensation plan or dividend reinvestment program, to re-acquire Shares from employees in connection with such plan or program, (2) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such a plan, (3) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (4) otherwise restrict in any manner ordinary course transaction required or permitted under a Counterparty sponsored qualified or non-qualified plan that holds employer securities and or a Counterparty sponsored plan under which Shares are offered to Counterparty employees or non-employee directors, (5) otherwise restrict Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off exchange transaction with any of its employees, officers, directors, affiliate or any third party that are not expected to result in market transactions or (6) limit Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase under (1) through (6) above Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

(n)	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i)	Counterparty agrees that it:

(A)	will not during the term of the Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange;

(B)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and

(C)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of the Transaction to be adjusted or the Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in paragraph (j) above.

(ii)	Dealer in its commercially reasonable discretion may (A) make adjustments to the terms of the Transaction, including, without limitation, the Settlement Reference Period, upon the occurrence of any such public announcement or (B) treat the occurrence of such public announcement as an Additional Termination Event with respect to any Transaction with Counterparty as the sole Affected Party.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(o)	Reporting Obligations. Counterparty represents and warrants on the Trade Date that the reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Exchange Act or other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the Trade Date, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to the make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(p)	No Representations Regarding Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any relevant accounting guidance.

(q)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each party and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(r)	Commodity Exchange Act. Each of Counterparty and Dealer represents to the other that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended).

(s)	Bankruptcy Acknowledgments. Each of Counterparty and Dealer agrees and acknowledges that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A). In addition, the parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code, and that (i) this Confirmation is (A) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and (B) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, in each case with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) Counterparty is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(t)	Recommendations. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million.

(u)	Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption or Illegality).

(v)	Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

(w)	Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x)	State Law. No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(y)	Tax Representation and Agreement. Dealer represents to Counterparty that the Transaction entered into by Dealer acting through SG Americas Securities, LLC, which is a foreign corporation doing business in the U.S. as part of Dealer’s permanent establishment for U.S. tax purposes, will be treated, solely for United States income tax purposes, as effectively connected to Dealer’s U.S. trade or Business. Dealer agrees to deliver to Counterparty, upon execution and delivery of this Confirmation, a correct, complete and executed United States Internal Revenue Service Form W-8ECI.

4.    Other Provisions.

(a)

Repurchase Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares (other than a repurchase of the type described in the second sentence of Paragraph 3(m) above) or consummating or otherwise executing or engaging in any transaction or event, other than a stock split or stock dividend (an “Adjustment Event”), that would lead to an increase in the Number of Shares, give Dealer a written notice of such repurchase or Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) in the case of any Repurchase Notice other than the first Repurchase Notice, greater by 0.5% or more than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares for the Transaction, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 4(a), then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(b)	Offering Contingency. If the offering by Counterparty of the Convertible Notes does not close on or prior to March 3, 2017 or Counterparty fails to deliver to Dealer an opinion of counsel as required pursuant to Section 3(i) on or prior to the scheduled Effective Date (or such later date as Counterparty and Dealer shall have agreed which in no event shall be later than March 10, 2017) (such date being the “Early Unwind Date”), then the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) following the payment or delivery, as applicable, referred to below, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of, and to be performed in connection, with the Transaction either prior to or after the Early Unwind Date (other than under the indemnity under Section 4(a) above); provided that, notwithstanding the foregoing, Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of reasonable, out-of-pocket costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares).

(c)	Transfer or Assignment. (i) Either Counterparty or Dealer may transfer any of their rights or obligations under the Transaction only with the prior written consent of the other party; provided that Dealer may transfer or assign all or any part of its rights or obligations under the Transaction without Counterparty’s consent to any affiliate of Dealer; and provided further that such other party may not unreasonably withhold or delay such consent, it being understood that it is not unreasonable to withhold or delay such consent if, among other reasons, the transferring party does not comply with the Transfer Requirements (as defined below).

“Transfer Requirements” means, with respect to the party transferring its rights or obligations under the Transaction (such party, the “Transferring Party” and the other party, the “Non-Transferring Party”), (i) the Transferring Party shall deliver opinions and documents reasonably satisfactory to the Non-Transferring Party in connection with such assignment; (ii) such assignment shall be effected on terms reasonably satisfactory to the Non-Transferring Party with respect to any legal and regulatory requirements relevant to the Non-Transferring Party; (iii) the Non-Transferring Party shall not, as a result of such assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that the Non-Transferring Party would have been required to pay to the Transferring Party in the absence of such transfer and assignment; (iv) no Event of Default, Potential Event of Default or Termination Event shall occur as a result of such assignment; (v) without limiting the generality of clause (iii), the Transferring Party shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by the Non-Transferring Party to permit the Non-Transferring Party to determine that results described in clauses (iii) and (iv) will not occur upon or after such transfer and assignment; and (vi) the Transferring Party shall be responsible for the Non-Transferring Party’s reasonable out-of-pocket costs and expenses, including reasonable fees of counsel, incurred in connection with such transfer and assignment. The definition of Transfer Requirements shall also include the following requirements in the case of a transfer by Counterparty: (i) Counterparty shall continue to be obligated with respect to “Repurchase Notices” above; (ii) such assignment shall be made to a U.S. person (as defined in the Internal Revenue Code of 1986, as amended) and (iii) if Dealer reasonably requests, the transferee shall agree not to hedge its exposure to the Transaction, or to hedge such exposure only pursuant to an effective registration of the Issuer or otherwise in compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws.

(ii)     At any time at which any Excess Ownership Position or a Hedging Disruption exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to an affiliate in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (x) an Early Termination Date had been designated in respect of an Additional Termination Event under a Transaction having terms identical to the Terminated Portion of the Transaction, (y) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and (z) the Terminated Portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (1) the Equity Percentage exceeds 8.0%, (2) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 14.0% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (3) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(d)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, or given then-current liquidity, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for any Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the 20 Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	Physical Settlement will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(e)	Right to Extend. Dealer may postpone any Settlement Date or extend the Settlement Reference Period, in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares and the Daily Number of Shares with respect to any affected Settlement Date, if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in each case in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer (as defined in Rule 10b-18 under the Exchange Act), be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(f)	Amendments to Equity Definitions.

(i)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (B)(ii) is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility or liquidity relative to the relevant Shares)”; and

(ii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”.

(g)

Share Termination Alternative. If Dealer would owe Counterparty any amount pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below), in which case the following provisions shall apply on the Scheduled Trading Day immediately following the

Early Termination Date or date on which the relevant Transaction is cancelled or terminated with respect to the Payment Obligation:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as Dealer may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, such value to be determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to the parties prior to the Share Termination Payment Date.

Share Termination Delivery Unit:	One Share or, if as the result of an Insolvency, Nationalization or Merger Event, the Shares have changed into other property or the right to receive other property, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, Dealer shall determine the composition of consideration such holder shall be deemed to have elected to receive in its sole discretion.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(h)	No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties to the contrary, no collateral is transferred in connection with this

Transaction. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, under this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(i)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(j)	Additional Termination Events. The occurrence of (x) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes becoming or being declared immediately due and payable under the terms of Section 6.02 of the Indenture, or (y) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 5(b) of the Agreement.

(k)	“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(l)	Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(m)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

5.    Matters Relating to Agent.

(a) Société Générale is not registered as a broker or dealer under the Exchange Act. SG Americas Securities, LLC has acted solely as agent for Société Générale and the counterparty to the extent required by law in connection with this Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under this Transaction. The parties agree to proceed solely against each other, and not against SG Americas Securities, LLC as agent, in seeking enforcement of their rights and obligations with respect to this Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(b) SG Americas Securities, LLC may have been paid a fee by Société Générale in connection with this Transaction. Further details will be furnished upon written request.

(c) The time of the Transaction will be furnished by SG Americas Securities, LLC upon written request.

6.    2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association, Inc. on 19 July 2013 (the “Portfolio Reconciliation Protocol”) are hereby deemed to apply to the Agreement and this Confirmation as if the parties had adhered to the Portfolio Reconciliation Protocol without amendment and as if the references in the Portfolio Reconciliation Protocol to “Covered Master Agreement” were references to the Agreement and this Confirmation.

7.    NFC Representation Protocol.

(a)	The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 6 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.

(b)	Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

8.    Incorporation of the ISDA 2016 Bail-in Article 55 BRRD Protocol. The terms of the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) published by the International Swaps and Derivatives Association, Inc. on July 14, 2016 (the “Protocol”) are incorporated into and form part of the Agreement, and the Agreement shall be deemed a “Protocol Covered Agreement” for the purpose thereof. In the event of any inconsistencies between the Agreement and the Protocol, the Protocol will prevail.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours faithfully,

SOCIÉTÉ GÉNÉRALE

By:	/s/ Dara Berkowitz
Name:	Dara Berkowitz
Title:	OTC Documentation Operations Officer

Confirmed and Acknowledged as of the date first above written:

HCI GROUP, INC.

By:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	CFO